EXHIBIT 2.8

================================================================================


                          SECURITIES PURCHASE AGREEMENT


                                 by and between

                           PAPERBOY PRODUCTIONS, INC.

                                       and

                              GAYLORD SPORTS, INC.

                                    as Buyers

                                       and

                          GAYLORD ENTERTAINMENT COMPANY

                                       and

                          GAYLORD CREATIVE GROUP, INC.,

                                   as Sellers



                                  March 9, 2001


================================================================================

                                TABLE OF CONTENTS

1.   DEFINITIONS..................................................................................................1
2.   SALE AND TRANSFER OF SECURITIES AND CERTAIN INTERCOMPANY DEBT; CLOSING.......................................2
   2.1   Securities; TV Debt......................................................................................2
   2.2   Purchase Price...........................................................................................2
   2.3   Closing..................................................................................................2
   2.4   Closing Obligations......................................................................................2
   2.5   Adjustment Amount........................................................................................3
3.   REPRESENTATIONS AND WARRANTIES OF SELLERS....................................................................3
   3.1   Organization and Good Standing...........................................................................4
   3.2   Authority; No Conflict...................................................................................4
   3.3   Capitalization...........................................................................................5
   3.4   Financial Statements.....................................................................................7
   3.5   Books and Records........................................................................................8
   3.6   Title to Properties; Encumbrances........................................................................8
   3.7   Sufficiency and Condition of Assets......................................................................9
   3.8   Accounts Receivable; Bank Accounts.......................................................................9
   3.9   Inventory................................................................................................9
   3.10  No Undisclosed Liabilities..............................................................................10
   3.11  Taxes...................................................................................................10
   3.12  No Material Adverse Change..............................................................................13
   3.13  Employee Benefits.......................................................................................13
   3.14  Compliance with Legal Requirements; Governmental Authorizations.........................................13
   3.15  Legal Proceedings; Orders...............................................................................14
   3.16  Absence of Certain Changes and Events...................................................................15
   3.17  Contracts; No Defaults..................................................................................16
   3.18  Insurance...............................................................................................20
   3.19  Environmental Matters...................................................................................22
   3.20  Employees...............................................................................................23
   3.21  Labor Relations; Compliance.............................................................................23
   3.22  Intellectual Property and Related Matters...............................................................24
   3.23  Certain Payments........................................................................................29
   3.24  Disclosure..............................................................................................30
   3.25  Relationships with Related Persons......................................................................30
   3.26  Brokers or Finders......................................................................................30
   3.27  Pandora Debt............................................................................................30
4.   REPRESENTATIONS AND WARRANTIES OF BUYERS....................................................................31
   4.1   Organization and Good Standing..........................................................................31
   4.2   Authority; No Conflict..................................................................................31
   4.3   Investment Intent.......................................................................................31
   4.4   Certain Proceedings.....................................................................................31
   4.5   Brokers or Finders......................................................................................32
5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE..................................................................32
   5.1   Access and Investigation................................................................................32
   5.2   Operation of the Businesses of the Target Companies.....................................................32

   5.3   Negative Covenants......................................................................................32
   5.4   Required Approvals......................................................................................33
   5.5   Notification............................................................................................33
   5.6   Payment of Indebtedness by Related Persons..............................................................33
   5.7   No Negotiation..........................................................................................33
   5.8   Best Efforts............................................................................................34
6.   COVENANTS OF BUYERS PRIOR TO CLOSING DATE...................................................................34
   6.1   Approvals of Governmental Bodies........................................................................34
   6.2   Best Efforts............................................................................................34
7.   CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS TO CLOSE........................................................34
   7.1   Accuracy of Representations.............................................................................34
   7.2   Sellers' Performance....................................................................................35
   7.3   Consents................................................................................................35
   7.4   TV Debt Assignment......................................................................................35
   7.5   Additional Documents....................................................................................35
   7.6   No Proceedings..........................................................................................35
   7.7   No Claim Regarding Stock Ownership or Sale Proceeds.....................................................36
   7.8   No Prohibition..........................................................................................36
   7.9   Fairness Opinion........................................................................................36
   7.10  Employee Equity Incentives..............................................................................36
   7.11  Intercompany Debt.......................................................................................36
   7.12  Pandora Debt............................................................................................36
   7.13  Transfer of Seller Employees............................................................................36
   7.14  Continuing Employees....................................................................................36
   7.15  Target Company Assignments and Assumptions..............................................................36
   7.16  Endeavor................................................................................................37
   7.17  Film Payments...........................................................................................37
8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE.......................................................37
   8.1   Fairness Opinion........................................................................................37
   8.2   Accuracy of Representations.............................................................................37
   8.3   Each Buyer's Performance................................................................................37
   8.4   Consents................................................................................................37
   8.5   Additional Documents....................................................................................37
   8.6   No Injunction...........................................................................................38
   8.7   TV Debt Assignment......................................................................................38
   8.8   No Material Adverse Effect..............................................................................38
9.   TERMINATION.................................................................................................38
   9.1   Termination Events......................................................................................38
   9.2   Effect of Termination...................................................................................39
10.     INDEMNIFICATION; TAX MATTERS; CERTAIN COVENANTS..........................................................39
   10.1  Survival; Right to Indemnification Not Affected by Knowledge............................................39
   10.2  Indemnification and Payment of Damages by Sellers.......................................................39
   10.3  No Contribution.........................................................................................42
   10.4  Indemnification and Payment of Damages by Buyers........................................................42
   10.5  Limitations.............................................................................................42
   10.6  Basket-Sellers..........................................................................................43
   10.7  Basket-Buyers...........................................................................................43
   10.8  Procedure for Indemnification--Third Party Claims.......................................................43
   10.9  Procedure for Indemnification--Other Claims.............................................................44
   10.10 Certain Tax Matters.....................................................................................44

   10.11 Gaylord Digital, LLC....................................................................................48
   10.12 Medical Reimbursements..................................................................................48
11.     GENERAL..................................................................................................48
   11.1  Expenses................................................................................................48
   11.2  Public Announcements....................................................................................48
   11.3  Confidentiality.........................................................................................49
   11.4  Notices.................................................................................................49
   11.5  Jurisdiction; Service of Process........................................................................50
   11.6  Further Assurances......................................................................................50
   11.7  Waiver..................................................................................................50
   11.8  Entire Agreement and Modification.......................................................................51
   11.9  Disclosure Letter.......................................................................................51
   11.10 Assignments, Successors, and No Third-Party Rights......................................................51
   11.11 Severability............................................................................................51
   11.12 Section Headings, Construction..........................................................................51
   11.13 Time of Essence.........................................................................................51
   11.14 Governing Law...........................................................................................52
   11.15 Counterparts............................................................................................52
   11.16 Use of Name.............................................................................................52
   11.17 Turner Claim............................................................................................52

                          SECURITIES PURCHASE AGREEMENT

         This SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is made as of March 9, 2001, by PAPERBOY PRODUCTIONS, INC., a Delaware corporation ("PAPERBOY") and GAYLORD SPORTS, INC., a Delaware corporation ("GSI" and collectively with Paperboy, "BUYERS"), GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("GET") and GAYLORD CREATIVE GROUP, INC., a Delaware corporation ("CREATIVE" and, collectively with GET, "SELLERS").

                                    RECITALS:

         For the consideration and on the terms set forth in this Agreement, Sellers respectively desire to sell, and:

         (a)      PaperBoy desires to purchase:

                  (i) all the issued and outstanding shares (the "GPC SHARES") of Gaylord Production Company, a Tennessee corporation ("GPC"),

                  (ii) all the issued and outstanding limited liability company interests (the "FILMS INTERESTS") of Gaylord Films, LLC, a Delaware limited liability company ("FILMS"), and

                  (iii) 70 shares of the issued and outstanding Common Stock (the "TV SHARES") of Gaylord Event Television, Inc., a California corporation ("TV"), which TV Shares constitute all the equity securities of TV owned by GET and its Affiliates, and

                  (iv)     the TV Debt (as defined herein); and

         (b) GSI desires to purchase 100 Units of the issued and outstanding membership interests (the "GSM INTERESTS") of Gaylord Sports Management Group, LLC, a Tennessee limited liability company ("GSM"), which GSM Interests constitute all the membership interests of GSM owned by GET and its Affiliates.

                                   AGREEMENT:

         The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in SCHEDULE 1 (Definitions).

2.       SALE AND TRANSFER OF SECURITIES AND CERTAIN INTERCOMPANY DEBT; CLOSING.

         2.1 SECURITIES; TV DEBT. Subject to the terms and conditions of this Agreement, at the Closing:

                  (a) GET will sell and transfer the GPC Shares to PaperBoy, and PaperBoy will purchase the GPC Shares from GET;

                  (b) Creative will sell and transfer the TV Shares and Films Interests to PaperBoy, and PaperBoy will purchase the TV Shares and Films Interests from Creative;

                  (c) Creative will sell and transfer the GSM Interests to GSI, and GSI will purchase the GSM Interests from Creative; and

                  (d) Creative will sell and transfer to PaperBoy, and PaperBoy will purchase from Creative, all intercompany indebtedness owed by TV to GET and its Affiliates as of the Closing Date (the "TV DEBT").

         2.2 PURCHASE PRICE. The purchase price for the Securities and the Acquired Debt will be Twenty-Two Million Dollars ($22,000,000) in cash, plus the assumption of the Pandora Debt, and plus or minus the Adjustment Amount (the "PURCHASE PRICE"). The Purchase Price will be allocated by Buyers among the Securities and the Acquired Debt and delivered in writing to GET within 90 days following the Closing Date for Sellers' approval, which approval shall not be unreasonably or untimely withheld.

         2.3 CLOSING. The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Buyers' counsel at 901 Main Street, Suite 3100, Dallas, Texas, at 10:00 a.m. (local time) on March 9, 2001, or at such other time and place as the parties may agree. Subject to the provisions of SECTION 9 (Termination), failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this SECTION 2.3 (Closing) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4      CLOSING OBLIGATIONS. At the Closing:

         (a)      Sellers will deliver to Buyers:

                  (i) certificates (the "SHARE CERTIFICATES") representing the GPC Shares and the TV Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to PaperBoy;

                  (ii) assignments (collectively, the "LLC ASSIGNMENTS") of the Films Interests and the GSM Interests, in a form satisfactory to PaperBoy and GSI, in favor of PaperBoy and GSI, respectively;

                  (iii) releases in the form of EXHIBIT 2.4(A)(III) executed by Sellers (collectively, "SELLERS' RELEASES");

                  (iv)     [intentionally omitted];

                  (v)      the Transition Services Agreement in the form of
         EXHIBIT 2.4(A)(V), executed by Sellers;

                  (vi) written resignations of all directors and officers of the Target Companies other than those officers who are entitled to specific management positions under the terms of a written employment agreement with any Target Company;

                  (vii) Assignment and Assumption Agreement in the form attached as EXHIBIT 2.4(A)(VII) assigning the TV Debt, executed by the applicable Sellers (the "TV DEBT ASSIGNMENT"); and

                  (viii) a certificate executed by Sellers representing and warranting to Buyers that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyers prior to the Closing Date in accordance with SECTION 5.5 (Notification)).

         (b)      Buyers will deliver to Sellers:

                  (i) the Purchase Price by wire transfer to accounts specified by each Seller;

                  (ii) the Transition Services Agreement, executed by each Target Company;

                  (iii) the TV Debt Assignment executed by the applicable Buyers; and

                  (iv) a certificate executed by Buyers to the effect that, except as otherwise stated in such certificate, the representations and warranties of each Buyer in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

         2.5      ADJUSTMENT AMOUNT. The net of those amounts set forth on
SCHEDULE 2.5 plus Buyer-approved film payments pursuant to SECTION 5.3(B) and
(C).

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to Buyers as follows:

         3.1 ORGANIZATION AND GOOD STANDING. (a) Part 3.1(a) of the Disclosure Letter contains a complete and accurate list for each Target Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business. GET, Creative, GPC, and TV are each a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. GPC and TV each has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all their obligations under Applicable Contracts. Films and GSM are each a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all their obligations under Applicable Contracts. Each Target Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyers copies of the Organizational Documents of each Target Company, as currently in effect.

         3.2 AUTHORITY; NO CONFLICT. (a) GET has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Creative has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GET and Creative and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, on the part of GET and Creative, as applicable. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Agreement or the Contemplated Transactions may be brought. Upon the execution and delivery by Sellers of the documents listed in SECTION 2.4(A)(I)-(VIII) to which they are a party (collectively, the "SELLERS' CLOSING DOCUMENTS"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally,
(ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Agreement or the Contemplated Transactions may be brought.

         (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Target Companies, or (B) any resolution adopted by the board of directors/managers or the stockholders or interest holders of any Target Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Target Company or either Seller, or any of the assets owned or used by any Target Company, may be subject at or prior to the Closing Date;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Target Company or that otherwise relates to the business of, or any of the assets owned or used by, any Target;

                  (iv) cause any Target Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by any Target Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Target Company.

Except as set forth in Part 3.2(b) of the Disclosure Letter, no Seller or Target Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3      CAPITALIZATION.

         (a) The authorized equity or voting securities of GPC consists solely of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. The GPC Shares constitute all the issued and outstanding equity securities of GPC. GET is and will be on the Closing Date the record and beneficial owner and holder of the GPC Shares, free and clear of all Encumbrances.

         (b) The authorized equity or voting securities of TV consists solely of 100,000 shares of common stock (the "TV COMMON"), of which 100 shares are issued and outstanding. Except as set forth on Part 3.3(b) of the Disclosure Letter, the TV Shares are free and clear of all Encumbrances. The record and beneficial owners and holders of the TV Common are, and will be on the Closing Date, as follows:


         STOCKHOLDER                   NO. OF SHARES             % OUTSTANDING
         Creative                      70                        70%

         Terry Jastrow                 25                        25%
         Jack Nicklaus                 5                         5%
         Total                                                   100%

         (c) The Films Interests are the only authorized, issued, or outstanding equity or voting securities of Films. Creative is and will be on the Closing Date the record and beneficial owner and holder of the Films Interests, free and clear of all Encumbrances.

         (d) GSM is authorized to issue 200 units of membership interests, all of which are issued and outstanding. Except as set forth on Part 3.3(d) of the Disclosure Letter, the GSM Interests are free and clear of all Encumbrances. The record and beneficial owners and holders of such units are and will be on the Closing Date, as follows:


         MEMBER                  NO. OF UNITS           % OUTSTANDING
         Creative                100                    50%
         Phil Mickelson          50                     25%
         Steve Loy               50                     25%
         Total                   200                    100%

         (e) Films is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Sooner Development, LLC ("SOONER"). Films is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Pandora, Inc., a California corporation ("PANDORA U.S."), which is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Oleander Productions, Inc., a California corporation ("OLEANDER"), and of A Walk to Remember Productions, Inc., a California corporation ("WALK").

         (f) Films is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Pandora Investment SARL ("PANDORA SARL"). Pandora SARL is the record and beneficial owner of 100% of the issued and outstanding equity interests of Pandora EURL.

         (g) TV is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Killer Golf, Inc., a California corporation.

         (h) Films is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Deep Indigo Productions Limited, a United Kingdom company. Deep Indigo Productions Limited is the record and beneficial owner of 100% of the issued and outstanding equity and voting interests of Therese Raquin Limited, a United Kingdom company ("RAQUIN") and the record and beneficial owner of 50% of the issued and outstanding equity and voting interests of Tinsel Town Television Limited, a United Kingdom company ("TINSEL TOWN").

         (i) Except as set forth in Part 3.3(i) of the Disclosure Letter, none of the Target Companies own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company or other entity. Attached as Part 3.3(i) of the Disclosure Letter is a true and complete entity organization chart of the Target Companies.

         (j) Except for references to securities laws, no legend or other reference to any purported Encumbrance appears upon any certificate representing securities of any Target Company. All of the outstanding equity securities of each Target Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Part 3.3(j) of the Disclosure Letter, there are no Contracts relating to the issuance, sale, transfer, or voting of any equity securities or other securities of any Target Company. None of the outstanding equity securities or other securities of any Target Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth on Part 3.3(j) of the Disclosure Letter, no Target Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Target Companies) or any direct or indirect equity or ownership interest in any other business.

         3.4 FINANCIAL STATEMENTS. Attached as Part 3.4 of the Disclosure Letter are true, correct, and complete: (a) unaudited balance sheets of each Target Company (other than Killer Golf and Sooner, which are combined with their respective parent entities, and Tinsel Town) as of December 31, 2000 and for Pandora U.S., Oleander, and Walk as of February 28, 2001 (such balance sheets as of December 31, 2000 and as of February 28, 2001 being collectively referred to as the "TARGET BALANCE SHEETS"), and the related unaudited statements of income for the fiscal year ended December 31, 2000, for each Target Company other than Killer Golf, Sooner, Pandora U.S., Oleander, Walk and Tinsel Town. Such financial statements fairly present the financial condition and the results of operations of each Target Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject to the absence of notes; the financial statements referred to in this
SECTION 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Target Companies' Subsidiaries are required by GAAP to be included in the financial statements of the Target Companies.

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Target Companies, all of which have been made available to Buyers, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Target Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Target Companies contain accurate, complete, and up-to-date records of all meetings held of, and action taken by, the stock or other equity holders, the Boards of Directors or Managers, or committees thereof, of the Target Companies, and no meeting of any such stock or other equity holders, Board of Directors or Managers, or committees has been held for which minutes have not been prepared and are not contained in such minute books. Part 3.5 of the Disclosure Letter sets forth a list of all such minutes and actions of each Target Company. At the Closing, all of those books and records will be delivered to Buyers.

         3.6      TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) Part 3.6(a) of the Disclosure Letter contains a complete and accurate list of all leaseholds owned by any Target Company. The Target Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Target Balance Sheets (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6(a) of the Disclosure Letter and personal property sold or intangible assets that have expired pursuant to the terms of the underlying Contract, in either case since the date of the Target Balance Sheets, in the Ordinary Course of Business), and all of the tangible properties and assets with a value in excess of $10,000 purchased or otherwise acquired by the Target Companies since the date of the Target Balance Sheets (except for personal property acquired and sold since the date of the Target Balance Sheets in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6(a) of the Disclosure Letter. All material properties and assets reflected in the Target Balance Sheets are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Target Balance Sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Target Balance Sheets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and (c) liens for current taxes not yet due.

         (b) Part 3.6(b) of the Disclosure Letter sets forth a true, correct and complete list of the locations of all of the Physical Properties, showing the related Gaylord Entertainment Assets, the physical materials, the location and the parties and laboratories with whom the materials are deposited or kept (and whether the location is a bonded warehouse), and indicating whether such Physical Properties are owned by any Target Company and whether any Target Company has access thereto. Buyers have also been provided with access to and the opportunity to inspect all such Physical Properties. There are no other locations of any Physical Properties and all amounts due to laboratories and other parties in respect of the Physical Properties have been paid in full. The Target Companies have in their possession or have access to pursuant to written agreements with laboratories, sufficient Physical Properties relating to each Gaylord Entertainment Asset, and such Physical Properties are of sufficiently high quality to enable Buyers to exploit, in a manner consistent with current operations, the Gaylord Entertainment Assets and Entertainment Related Assets owned by the Target Companies.

         3.7      SUFFICIENCY AND CONDITION OF ASSETS. Except as set forth on
Part 3.7 of the Disclosure Letter, the assets of the Target Companies are sufficient for the continued conduct of the Target Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing, subject to the transfer of certain intangible assets pursuant to the Assignment and Assumption Agreements. The equipment of the Target Companies are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         3.8      ACCOUNTS RECEIVABLE; BANK ACCOUNTS.

         (a) All accounts receivable that are reflected on the Target Balance Sheets or on the accounting records of the Target Companies as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Target Balance Sheets or on the accounting records of the Target Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Target Balance Sheets represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and subject to Buyers exercising Best Efforts with respect to collection thereof, each of the Accounts Receivable is an enforceable obligation of the underlying account party, without any set-off. Except as set forth on Part 3.8(a) of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8(a) of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Target Balance Sheets, which list sets forth the aging of such Accounts Receivable.

         (b) Part 3.8(b) of the Disclosure Letter provides accurate information with respect to each account maintained by or for the benefit of the Target Companies at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date set forth on Part 3.8(b) of the Disclosure Letter.

         3.9 INVENTORY. All inventory of the Target Companies, whether or not reflected in the Target Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Target Balance Sheets or on the accounting records of the Target Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on an average cost basis which approximates first in, first out. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Companies.

         3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter, the Target Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Target Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11 TAXES. For purposes of this SECTION 3.11 (Taxes), any reference to the Target Companies shall include any corporation which merged or was liquidated with and into the Target Companies.

         (a) Each of the Target Companies has filed all Tax Returns (consolidated, combined, unitary, or similar group of which such Target Company is or was a member) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Target Companies (whether or not shown on any Tax Return) have been paid. None of the Target Companies currently is the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed on Part 3.11(a) of the Disclosure Letter, no claim has ever been made by an authority in a jurisdiction where any of the Target Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of any of the Target Companies that arose in connection with any failure (or alleged failure) to pay any Tax. All Taxes that the Target Companies are or were required to withhold or collect and have been duly withheld or collected and, to the extent required, have been paid to the proper authority.

         (b) Each of the Target Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) To the Knowledge of Sellers, no Seller or director or officer (or employee responsible for Tax matters) of any of the Target Companies expects any Governmental Body to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Target Companies either (A) claimed or raised by any Governmental Body in writing or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority. Part 3.11(c) of the Disclosure Letter lists all federal, local, and foreign income Tax Returns filed with respect to any of the Target Companies for taxable periods ended on or after December 31, 1999, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyers correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target Companies since December 31, 1999.

         (d) Except for an extension of the statute of limitations with respect to the 1996 Tax return of GPC, none of the Target Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Neither GPC, TV nor any Subsidiary of GPC or TV is a "consenting corporation" within the meaning of Section 341(f) of the IRC, and none of the assets of GPC, TV or any such Subsidiary is subject to an election under Section 341(f) of the IRC.

         (f) Neither GPC, TV nor any Subsidiary of GPC or TV has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

         (g) Neither GPC, TV nor any Subsidiary of GPC or TV has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that will be an "excess parachute payment" under IRC Section 280G.

         (h) Neither GPC, TV nor any Subsidiary of GPC or TV has or will have any actual liability for any Taxes of any person (other than GPC and its Subsidiaries or TV and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract or otherwise.

         (i) None of the assets of the Target Companies is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f) of the IRC.

         (j) None of the assets of the Target Companies is "tax-exempt use property" within the meaning of Section 168(h) of the IRC.

         (k) None of the assets of the Target Companies directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the IRC.

         (l) None of the Target Companies has agreed to or is required to make any adjustments pursuant to Section 481(a) of the IRC or any similar provision of state, local or foreign law by reasons of a change in accounting method proposed by GET, Creative, or the Target Companies, nor has the IRS proposed any such adjustment or change in accounting method, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or operations of Target Companies.

         (m) To Sellers' Knowledge, neither TV nor any Subsidiary of TV is or has been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b).

         (n) Except for a closing agreement with the French government related to the audit of Pandora SARL and Pandora EURL, no closing agreement pursuant to Section 7121 of the IRC (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered in to by or with respect to the Target Companies.

         (o) Neither Creative nor GET has made or will make an election to reattribute any losses of GPC, TV or any of their Subsidiaries under Treasury Regulation Section 1.1502-20(g).

         (p) Part 3.11(p) of the Disclosure Letter sets forth the following information with respect to each of the Target Companies (or, in the case of clause (B) below, with respect to each Subsidiary constituting a Target Company) as of the most recent practicable date: (A) the estimated U.S. or local country (as appropriate) basis of the Target Company in its assets; (B) the basis of the stockholder(s) of each Subsidiary constituting a Target Company in its stock (or the amount of any excess loss account, as defined in Treasury Regulation ss.1.1502-19; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target Company; and (D) the amount of any deferred gain or loss allocable to the Target Company arising out of any deferred intercompany transaction, as defined in Treasury Regulation ss.1.1502-13.

         (q) None of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) "closing agreement" as described in IRC ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) deferred intercompany gain or any excess loss account described in Treasury Regulations under IRC ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

         (r) Sooner has been treated as a disregarded entity for federal income tax purposes for all taxable periods since Sooner's inception.

         (s) Pandora EURL has been treated as a disregarded entity for federal income tax purposes for all taxable periods since its acquisition, directly or indirectly, by Films.

         (t) Idea Entertainment CV has been treated as a corporation for federal income tax purposes since inception until its liquidation on December 1, 2000.

         (u) Films has been treated as a disregarded entity for federal income tax purposes for all taxable periods since inception.

         (v) GSM has been treated as a partnership for federal income tax purposes for all taxable periods since its inception.

         (w) Pandora SARL has been treated as a disregarded entity for federal income tax purposes for all taxable periods since its acquisition, directly or indirectly, by Films.

         (x) All assets reflected as depreciable or amortizable on any Tax Returns have been appropriately classified as depreciable or amortizable (as appropriate) in accordance with applicable U.S. or local-country Tax Legal Requirements.

         3.12 NO MATERIAL ADVERSE CHANGE. Except as set forth on Part 3.12 of the Disclosure Letter, since the date of the Target Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Target Company, and, to Sellers' Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13 EMPLOYEE BENEFITS. Part 3.13 of the Disclosure Letter lists each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, to which any Target Company contributes or is a party or is bound or under which it may have liability or under which employees or former employees of any Target Company (or their beneficiaries) are eligible to participate or derive a benefit (collectively, "EMPLOYEE BENEFIT PLANS"). Sellers have delivered to Buyers true, correct and complete copies of all Employee Benefit Plans. GET's Supplemental Deferred Compensation Plan, as amended and restated effective January 1, 2001, is a nonqualified plan within the meaning of section 401(a) of the

IRC. None of the assets of the Target Companies are subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

         3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth in Part 3.14(a) of the Disclosure
Letter:

                  (i) each Target Company is, and at all times during the Lookback Period, has been, in full compliance with each Legal Requirement that is or was required for the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Target Company of, or a failure on the part of any Target Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Target Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) no Target Company has, at any time during the Lookback Period, received any written, or to the Sellers' and such Target Company's Knowledge, any oral, notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Target Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Target Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Target Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure
Letter:

                  (i) each Target Company is, and at all times during the Lookback Period, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;

                  (ii) no event or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter;

                  (iii) no Target Company has, at any time during the Lookback Period, received any written, or to the Sellers' and such Target Company's Knowledge, any oral, notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Target Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Target Companies to own and use their assets in the manner in which they currently own and use such assets.

         3.15 LEGAL PROCEEDINGS; ORDERS. (a) Except as set forth in Part 3.15(a) of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against any Target Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Target Company; or

                  (ii) that has been commenced by or against any Target Company or either of the Sellers that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Target Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyers copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15(a) of the Disclosure Letter.

         (b)      Except as set forth in Part 3.15(b) of the Disclosure Letter:

                  (i) there is no Order to which any of the Target Companies, or any of the assets owned or used by any Target Company, is subject;

                  (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Target Company; and

                  (iii) to the Knowledge of Sellers and the Target Companies, no officer, director, agent, or employee of any Target Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Target Company.

         (c)      Except as set forth in Part 3.15(c) of the Disclosure Letter:

                  (i) each Target Company is, and at all times during the Lookback Period, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Target Company, or any of the assets owned or used by any Target Company, is subject; and

                  (iii) no Target Company has, at any time during the Lookback Period, received any written, or to the Sellers' and such Target Company's Knowledge, any oral, notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Target Company, or any of the assets owned or used by any Target Company, is or has been subject.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Part 3.16 of the Disclosure Letter, since the date of the Target Balance Sheets, the Target Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in any Target Company's authorized or issued capital stock or other equity securities; grant of any stock option or right to purchase capital stock or other equity securities of any Target Company; issuance of any security convertible into such capital stock or other equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Target Company of any such capital stock or other equity securities; or declaration or payment of any dividend or other distribution or payment in respect of any such capital stock or other equity securities;

         (b)      amendment to the Organizational Documents of any Target
Company;

         (c) payment or increase by any Target Company of any bonuses, salaries, or other compensation to any stockholder, member, director, manager, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, manager, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Target Company;

         (e) damage to or destruction or loss of any asset or property of any Target Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Target Companies, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, production, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction in effect at any time during any of 1998, 1999 or 2000 involving a total remaining commitment by or to any Target Company, or reasonably expected to result in payments to or by any Target Company in 2001, in excess of $75,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition (other than licensing of Gaylord Entertainment Assets in the Ordinary Course of Business) of any asset or property of any Target Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Target Company, including the sale, license, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to any Target Company in excess of $75,000;

         (i) material change in the accounting methods used by any Target Company; or

         (j) agreement, whether oral or written, by any Target Company to do any of the foregoing.

         3.17 CONTRACTS; NO DEFAULTS. (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyers true and complete copies (provided that, with respect to Pandora SARL and Pandora EURL, the only Applicable Contracts delivered are film acquisitions in 2000 and the ten (10) largest (by dollar amount) sales contracts), of:

                  (i) each Applicable Contract involving performance of services or delivery of goods or materials by one or more Target Companies of an amount in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001;

                  (ii) each Applicable Contract involving performance of services or delivery of goods or materials to one or more Target Companies of an amount in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001;

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involved expenditures or receipts of one or more Target Companies in excess of $25,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000 and with terms of less than one year or agreements with respect to Intellectual Property Assets not required to be disclosed pursuant to SECTION 3.17(V));

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, in any case involving aggregate payments: (A) by or to any of the Target Companies, other than Pandora SARL and Pandora EURL, in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001, and (B) by or to Pandora SARL and Pandora EURL for the years 1995-2000 with respect to such licensing agreements or other Applicable Contracts involving their ten highest aggregate payments made or received;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Target Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Target Company or any Affiliate of a Target Company or limit the freedom of any Target Company or any Affiliate of a Target Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods: (A) by or to any of the Target Companies, other than Pandora SARL and Pandora EURL, in 2000 in excess of $75,000, and
         (B) by or to Pandora SARL and Pandora EURL for the years 1995-2000 with respect to such Applicable Contracts involving their ten highest aggregate payments made or received;

                  (x) each power of attorney obligating any Target Company that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Target Company to be responsible for consequential damages;

                  (xii) each Applicable Contract for future capital expenditures in excess of $25,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Target Company other than in the Ordinary Course of Business;

                  (xiv) each Applicable Contract relating to any credit facilities or other financing arrangements (including any letters of credit);

                  (xv) each Applicable Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor, in excess of $100,000 per year and not terminable on 30 days or less notice;

                  (xvi) each Applicable Contract creating or involving any agency relationship, distribution arrangement or franchise relationship with any Target Company of an amount or value in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001;

                  (xvii) each Applicable Contract relating to the acquisition, issuance, voting, or transfer of any securities of any Target Company;

                  (xviii) each Applicable Contract relating to the creation of any Encumbrance with respect to any asset of any Target Company;

                  (xix) each Applicable Contract relating to the management or representation of any athlete by GSM which resulted in income to GSM in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001;

                  (xx) each Contract between an athlete who is party to any management or representation agreement with GSM and a third party pursuant to which GSM received any commission of any amount or value in excess of $75,000 during any of 1998, 1999 or 2000, or that is reasonably expected to exceed such amount in 2001.

                  (xxi) any other Applicable Contract pursuant to which payments were made by or to any Target Company during any of 1998, 1999 or 2000 of an amount or value in excess of $75,000, or that is reasonably expected to exceed such amount in 2001, that has a term of more than 60 days and that may not be terminated by one or more of the Target Companies (without penalty) within 60 days after the delivery of a termination notice by applicable Target Company; and

                  (xxii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts.

         (b)      Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) neither Seller (and no Related Person of either Seller other than any of the Target Companies) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Target Company; and

                  (ii) to the Knowledge of Sellers and the Target Companies, no officer, director, agent, employee, consultant, or contractor of any Target Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Target

         Company except agreements in favor of one of the Sellers or one of the Target Companies, or (B) assign to any Target Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (d)      Except as set forth in Part 3.17(d) of the Disclosure Letter:

                  (i) each Target Company is, and at all times during the five years preceding the Closing Date, has been, in full compliance with all applicable terms and requirements of each Contract under which such Target Company has or had any obligation or liability or by which such Target Company or any of the assets owned or used by such Target Company is or was bound;

                  (ii) To the Knowledge of Sellers and the Target Companies, each other Person that has or had any obligation or liability under any Contract under which a Target Company has or had any rights is, and at all times during the five years preceding the Closing Date, has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) To the Knowledge of Sellers and the Target Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Target Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) no Target Company has given to or received from any other Person, at any time, any written, or to the Sellers' and such Target Company's Knowledge, any oral, notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract which is in existence.

         (e) Except as set forth on Part 3.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Target Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Target Companies, no such Person has made written demand for such renegotiation.

         (f) Except as disclosed in Part 3.17(f) of the Disclosure Letter, the Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Target Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     INSURANCE. (a) Sellers have delivered to Buyers:

                  (i) true and complete copies of insurance manuals summarizing (including policy numbers, companies and brokers) policies of insurance to which any Target Company is a party or under which any Target Company, or any director of any Target Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement, including, without limitation, those policies covering the Gaylord Entertainment Assets and Entertainment Related Assets;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of any Target Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b)      Part 3.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting any Target Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Target Company; and

                  (iii) all obligations of the Target Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, with respect to each Target Company, by year, for the current policy year and each of the five (5) preceding policy years or such shorter period during which GET has, directly or indirectly, owned such Target Company:

                  (i)      a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                           (A)      the name of the claimant;

                           (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim; and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d)      Except as set forth on Part 3.18(d) of the Disclosure Letter:

                  (i) All policies to which any Target Company is a party or that provide coverage to any Target Company or any director or officer of a Target Company:

                           (A)      are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially sound and reputable except with respect to coverage previously provided by Reliance National;

                           (C) taken together, provide reasonable and customary insurance coverage for the assets and the operations of the Target Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Target Companies;

                           (D) are sufficient for compliance with all Legal Requirements and Contracts to which any Target Company is a party or by which any of them is bound;

                           (E) will continue in full force and effect following the consummation of the Contemplated Transactions with respect to events, claims, losses or injuries that occur prior to the Closing Date; and

                           (F) except with respect to liability and workers compensation policies that are subject to audit (and may result in either a return premium or additional premium due) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Target Company.

                  (ii) No Seller or Target Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Target Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Target Company is a party or that provides coverage to any Target Company or director thereof.

                  (iv) The Target Companies have given notice to the insurer of all claims that may be insured thereby.

         3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:

                  (a) Compliance with Environmental Law. Each Target Company has complied and is in compliance in all material respects with all applicable Environmental Laws. No violation by any Target Company is being alleged of any applicable Environmental Law.

                  (b)      Other Environmental Matters.

                           (i) No Target Company or Seller, or to the Knowledge of Sellers and the Target Companies, any other Person has caused or taken any action that will result in, and no Target Company is subject to, any material liability or obligation on the part of any Target Company, or the Buyers or any of their Affiliates, relating to (x) the environmental conditions on, under, or about the Facilities or other properties or assets owned, leased, operated or used by any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at the Facilities or such properties or (y) any past or present Hazardous Activity.

                           (ii)     The Sellers have disclosed and made
                  available to Buyers all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to any Seller relating to (x) the environmental conditions on, under or about the Facilities or other properties or assets owned, leased, operated or used by any of the Target Companies or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any of the Target Companies or, to the Knowledge of Sellers and the Target Companies, any other Person on, under, about or from any of the Facilities, or otherwise in connection with the use or operation of any of the properties and assets of any Target Company.

         3.20 EMPLOYEES. (a) Part 3.20(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee, manager (in the context of a limited liability company), or director of the Target Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Target Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan provided by any Target Company.

         (b) Except as set forth on Part 3.20(b) of the Disclosure Letter, no employee or director of any Target Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Target Companies, or (ii) the ability of any Target Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Target Companies by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of any Target Company intends to terminate his employment with such Target Company.

         (c) Except as set forth on Part 3.20(c) of the Disclosure Letter, none of the Target Companies is a party to any oral or written (i) employment agreement or consulting agreement (in excess of $100,000 per year) not terminable on 30 days or less notice, (ii) agreement with any executive officer or other key employee of any Target Company the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Target Companies of the nature contemplated by this Agreement, or (iii) agreement with respect to any executive officer or other key employee of any Target Company providing any term of employment or compensation guarantee in excess of $100,000.

         (d) Sellers shall be responsible for all payments to each retired employee or director of the Target Companies, or their dependents, pursuant to any benefits or scheduled benefits in the future from or on behalf of any Target Company or any Seller, including, without limitation, and pension benefit, pension option election, retiree medical insurance coverage and retiree life insurance coverage.

         (e) Part 3.20(e) of the Disclosure Letter contains all of the information required by SECTION 3.20(A) with respect to employees of the applicable Sellers whose duties primarily involve the provision of services on behalf of or to any of the Target Companies.

         3.21 LABOR RELATIONS; COMPLIANCE. Except as set forth on Part 3.21 of the Disclosure Letter, no Target Company has been or is a party to any collective bargaining or other labor Contract and there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Target Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Target Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Each Target Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Target Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22 INTELLECTUAL PROPERTY AND RELATED MATTERS. (a) Intellectual Property Assets: The term "INTELLECTUAL PROPERTY ASSETS" includes:

                  (i) the names "Gaylord Production Company," "Gaylord Event Television," "Gaylord Films," "Gaylord Sports Management," "Pandora," all fictional business names, trading names, registered and unregistered trademarks, service marks, brands and applications, including, without limitation, those marks constituting or relating to the Gaylord Entertainment Assets, and Entertainment Related Assets (collectively, "MARKS");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "PATENTS");

                  (iii) all copyrights in both published works and unpublished works, including without limitation, those copyrights in or relating to the Gaylord Entertainment Assets and Entertainment Related Assets (collectively, "COPYRIGHTS");

                  (iv) all know-how, trade secrets, confidential information, customer lists (other than the identity of athletes represented by GSM, Persons with endorsement Contracts with such athletes and Persons who sponsor or advertise on events produced by
         TV), software, technical information, data, process technology, plans, drawings, and blue prints material to the operations of any Target Company (collectively, "TRADE SECRETS");

owned, used, or licensed by any Target Company as licensee or licensor, including without limitation the Gaylord Rights. The Intellectual Property Assets owned, used, or licensed by the Target Companies constitute all the Intellectual Property Assets necessary to enable the Target Companies to conduct their respective businesses in the manner in which such businesses are being conducted.

         (b) Gaylord Entertainment Assets. Part 3.22(b) of the Disclosure Letter sets forth a true, correct and complete list and description of all of the Gaylord Entertainment Assets and Gaylord Rights by title and the medium for which each such Gaylord Entertainment Asset or Gaylord Right was originally produced. Except as set forth on Part 3.22(b) of the Disclosure Letter, the Target Companies own and control all Gaylord Rights and all of the Entertainment Related Assets (i) as are necessary for the distribution, exhibition and exploitation of the Gaylord Entertainment Assets and Entertainment Related Assets and Gaylord Rights in all manners and means and in such media as currently conducted and as proposed to be conducted and (ii) throughout the universe in perpetuity, without violating or infringing any laws or rights of third parties.

         (c) Agreements. Part 3.22(c) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Target Companies in excess of $75,000, of all Contracts relating to the Intellectual Property Assets, including, without limitation, the Acquisition Agreements and License Agreements, to which any Target Company other than Pandora SARL and Pandora EURL is a party or by which any Target Company other than Pandora SARL and Pandora EURL is bound pursuant to which such Target Company made or received payments in excess of $75,000 during any of 1998, 1999 or 2000, or pursuant to which such Target Company reasonably expects to make or receive payments to exceed such amount in 2001, and except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which a Target Company is the licensee, including, without limitation, the Acquisition Agreements. Except as set forth on Part 3.22(c) of the Disclosure Letter, there are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

         (d)      Necessary Know-How.

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Target Companies' businesses as they are currently conducted. One or more of the Target Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, except for (A) License Agreements disclosed on Part 3.22(K) of the Disclosure Letter, and (B) Intellectual Property Assets used in accordance with Contracts pursuant to which such Target Company did not make or receive payments in excess of $75,000 during any of 1998, 1999 or 2000, and pursuant to which such Target Company reasonably expects to make or receive payments less than such amount in 2001 .

                  (ii)     To the Knowledge of Sellers, except as set forth in
         Part 3.22(d) of the Disclosure Letter, no employee of any Target Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Target Companies.

         (e)      Patents. None of the Target Companies own any Patents.

         (f)      Trademarks.

                  (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. To the Knowledge of Sellers, one or more of the Target Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

                  (ii) Part 3.22(f) of the Disclosure Letter sets forth a true, correct and complete list of all domain names for which any Target Company is the sole and exclusive owner and which have been registered by such Target Company.

                  (iii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iv) No registered Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (v) To Sellers' Knowledge, there is no trademark or trademark application of any third party that would potentially interfere with a Mark.

                  (vi) To Sellers' Knowledge, no Mark is infringed or has been challenged or Threatened in any way. None of the Marks used by any Target Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (vii) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                  (viii) True, correct and complete copies of all registrations, applications, extensions and renewals related to the Marks and necessary to protect the rights of any Target Company to use and license such Marks have been provided to Buyers.

                  (ix) Sellers will take all reasonable actions, at no cost or expense to Sellers, requested by Buyers that are necessary or desirable to maintain the validity of the Marks and the domain names, the applications to register the Marks and registration of the Marks and the domain names.

         (g)      Copyrights and Related Matters.

                  (i) Part 3.22(g)(i) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights owned by one of the Target Companies. One or more of the Target Companies is the owner of all right, title, and interest in and to each of such Copyrights, free and clear of all Encumbrances.

                  (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) True, correct and complete copies of all registrations, applications, renewals and extensions related to the Copyrights and necessary to protect the rights of any Target Company to use and license such Copyrights have been provided to Buyers.

                  (iv) To Sellers' Knowledge, no Copyright is infringed or has been challenged or Threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or, with respect to those Copyrights listed on Part 3.22(g)(i) of the Disclosure Letter and except as set forth in Part 3.22(g)(iv) of the Disclosure Letter, is a derivative work based on the work of a third party.

                  (v) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                  (vi) Except as set forth in Part 3.22(g) of the Disclosure Letter, no adverse holding, decision or judgment has been rendered against any Target Company or any predecessor-in-interest by any Governmental Body that would limit, cancel, or question the validity of any copyright in any of the Gaylord Entertainment Assets or Entertainment Related Assets.

                  (vii) The Company will take all reasonable actions, at no cost or expense to Sellers, requested by Buyers which are necessary or desirable to maintain the validity of all Copyrights and all Copyright registration in or relating to the Entertainment Assets and Entertainment Related Assets.

         (h) Music. All public performance master use and synchronization rights to the musical compositions recorded in the Gaylord Entertainment Assets and Entertainment Related Assets are, to the extent required for the purposes of the intended exploitation of the Gaylord Entertainment Assets, Entertainment Related Assets and Gaylord Rights as of the date they were first used: (a) owned or controlled by one or more of the Target Companies and licensed to the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., the Society of European Stage Authors and Composers, or similar organizations in other countries such as the Performing Rights Society Limited; (b) in the public domain throughout the world; or (c) otherwise owned by or licensed to one or more of the Target Companies. All public performance, mechanical, synchronization and other royalties, fees and payments heretofore payable in respect of the musical compositions and recordings contained in the Gaylord Entertainment Assets and Entertainment Related Assets have been fully paid.

         (i) Literary Properties. One or more of the Target Companies own, are licensed or otherwise possess the necessary right, title and interest in the Literary Properties to permit the exploitation of the Gaylord Entertainment Assets and Entertainment Related Assets in their present formats for purposes of the intended exploitation of the Gaylord Entertainment Assets, and Entertainment Related Assets, subject to the applicable terms of any applicable collective bargaining agreements. The Target Companies own all the Gaylord Rights in and to the text and/or illustrations of such books and other publications, and all such books and other publications are still in print. The Target Companies have provided to Buyers true, correct and complete copies and summaries of all agreements under which the Target Companies acquired any Rights in any Literary Properties.

         (j) Profit Participations. The Sellers have provided to Buyers true, correct and complete copies of all agreements under which third parties are entitled to shares of revenues relating to any Gaylord Entertainment Assets or Entertainment Related Assets pursuant to which such third parties received or were entitled to receive revenues in excess of $75,000 during any of 1998, 1999 or 2000, or reasonably expected to exceed such amount in 2001, including without limitation any Royalties and Participations. Except as set forth in Part 3.22(j) of the Disclosure Letter, no union, collective bargaining, guild or other agreement prevents any Target Company from exploiting the Gaylord Entertainment Assets and Entertainment Related Assets. All profits, participations and Royalties and Participations owned by any Target Company for any periods through the Closing have been fully and accurately accounted, paid and discharged. Except as set forth in Part 3.22(j) of the Disclosure Letter, there are no audits or audit claims pending or, to the best knowledge of the Sellers, threatened against any Target Company relating to any profit participation or Royalties and Participations.

         (k) License Agreements. The Target Companies have provided to Buyers true, correct and complete copies of all License Agreements involving aggregate payments by or to any of the Target Companies in excess of $75,000 during any of 1998, 1999 or 2000, or reasonably expected to exceed such amount in 2001, and relating to all Gaylord Entertainment Assets and Entertainment Related Assets, specifying the licensees (or buyer), rights granted, territories, the date when such rights become available under such License Agreements, and all amounts payable (or the methods by which such amounts are determined) under the License Agreements ("LICENSE PAYMENTS") with respect to the Gaylord Entertainment Assets and Entertainment Related Assets. Except for such License Agreements, none of the Sellers or any other Person has sold, assigned, licensed or otherwise disposed of any of the Gaylord Entertainment Assets, Entertainment Related Assets and Gaylord Rights. Except as set forth in Part 3.22(k) of the Disclosure Letter, the License Agreements and the License Payments are freely assignable and are subject to no valid offsets, counterclaims or defenses. No Target Company nor any of its

Affiliates has made any agreement to discount, reduce or postpone any License Payment and, except as set forth in Part 3.22(k) of the Disclosure Letter, no dispute currently exists as to the payment of any License Payments payable under any License Agreements entered into with respect to the Gaylord Entertainment Assets.

         (l) Obligations. All advances, guarantees, Residuals, Royalties and Participations, and other amounts (including, without limitation, any financing obligation) payable prior to the date hereof by any Target Company, its Affiliates or any predecessors-in-interest of any of the foregoing under or in connection with the Entertainment Agreements or otherwise in respect of the Gaylord Entertainment Assets and Entertainment Related Assets have been fully paid and all other obligations of any Target Company, of its Affiliates or any predecessors-in-interest of any of the foregoing under or in connection with the Entertainment Agreements required to be performed prior to the date hereof (including, without limitation, delivery obligations) have been fully performed and there is no condition or event which upon notice or lapse of time or both would constitute a breach of default by any Target Company or any of its Affiliates under any of the Entertainment Agreements.

         (m) Affiliates. No Person other than the Target Companies, has any Rights in and to the Gaylord Rights.

         (n) Rights Relating to Future Productions. Part 3.22(n) of the Disclosure Letter sets forth a true, correct and complete list of all Persons that have (or will have) any rights to participate in the development, production, distribution or financing of any Gaylord Entertainment Assets or Entertainment Related Assets in an amount in excess of $75,000 during any of the three years immediately preceding the Closing Date, or reasonably expected to exceed such amount in 2001. Except as set forth in Part 3.22(n) of the Disclosure Letter, there are no Persons that have (or will have) any rights to participate in the development, production, distribution or financing of any Gaylord Entertainment Assets or Entertainment Related Assets produced by any Target Company after the Closing, or any Persons that own, have or control any Rights relating to any of the foregoing.

         (o) No Violations or Conflicts. To Sellers' Knowledge, the use by any Target Company and any of its licensees and assignees of the Gaylord Entertainment Assets and Entertainment Related Assets and exploitation of the Gaylord Rights will not infringe or violate any intellectual property or other rights of any third parties, including, without limitation, any copyrights, trademarks, trade names, service marks, patents, domain names or other rights. To Sellers' Knowledge, the exploitation by any Target Company of the Gaylord Entertainment Assets, Entertainment Related Assets and Gaylord Rights does not libel, defame or violate the right of publicity or privacy of any Person. The Sellers have obtained proper and effective licenses or grants of authority to use the results and proceeds of the services of performers and other persons connected with the production of the Gaylord Entertainment Assets and Entertainment Related Assets and the names and likenesses of such persons in connection with the distribution and exploitation of the Gaylord Entertainment Assets, Entertainment Related Assets and Gaylord Rights.

         (p)      Trade Secrets.

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) Sellers and the Target Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) One or more of the Target Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Target Companies) or to the detriment of the Target Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23 CERTAIN PAYMENTS. No Target Company or director, officer, agent, or employee of any Target Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of any Target Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Target Company or any Affiliate of a Target Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Target Companies.

         3.24 DISCLOSURE. (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to SECTION 5.5 (Notification) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) Except as set forth on Part 3.24(c) of the Disclosure Letter, there is no fact known to either Seller that has specific application to either Seller or any Target Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Target Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.25 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Part
3.25 of the Disclosure Letter, no Seller or any Affiliate of Sellers or of any Target Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Target Companies' businesses. No Seller or any Affiliate of Sellers or of any Target Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with any Target Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Target Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Target Company with respect to any line of the products or services of such Target Company (a "COMPETING BUSINESS") in any market presently served by such Target Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Affiliate of Sellers or of any Target Company is a party to any Contract with, or has any claim or right against, any Target Company.

         3.26 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.27 PANDORA DEBT. The unpaid balance (including principal and interest) of the non-trade indebtedness of Pandora EURL and Pandora SARL (including all amounts borrowed under credit facilities with La Banque Generale Du Phenix Et Du Credit Chimique and Banque Internationale a Luxembourg, S.A.) as of the date hereof, is $19,318,256 plus interest accrued from February 1, 2001 to the date hereof.

4. REPRESENTATIONS AND WARRANTIES OF BUYERS. Each Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; NO CONFLICT. (a) This Agreement constitutes the legal, valid, and binding obligation of Buyers, enforceable against Buyers in accordance with its terms. Upon the execution and delivery by Buyers of the documents listed in SECTIONS 2.4(B)(II)-(IV) (collectively, the "BUYERS' CLOSING DOCUMENTS"), the Buyers' Closing Documents will constitute the legal, valid, and binding obligations of Buyers, enforceable against each Buyer in accordance with their respective terms. Each Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyers' Closing Documents and to perform its obligations under this Agreement and the Buyers' Closing Documents.

         (b) Except as set forth in SCHEDULE 4.2, neither the execution and delivery of this Agreement by each Buyer nor the consummation or performance of any of the Contemplated Transactions by each Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of each Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the sole stockholder of each Buyer;

                  (iii) any Legal Requirement or Order to which a Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which a Buyer may be bound.

Except as set forth in SCHEDULE 4.2, each Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 INVESTMENT INTENT. Each Buyer is acquiring the Securities for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against either of the Buyers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To each Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5 BROKERS OR FINDERS. Each Buyer and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through a Buyer as a result of the action of a Buyer or its officers or agents.

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Target Company and its Representatives to, (a) afford each Buyer and its Representatives (collectively, "BUYERS' ADVISORS") full and free access to each Target Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyers and Buyers' Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyers and Buyers' Advisors with such additional financial, operating, and other data and information as Buyers may reasonably request; provided, however, that the Target Companies will not be obligated to provide any information to Buyers' Advisors that it has already provided to Buyer during the course of Buyers' due diligence investigation.

         5.2 OPERATION OF THE BUSINESSES OF THE TARGET COMPANIES. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Target Company to:

         (a) conduct the business of such Target Company only in the Ordinary Course of Business;

         (b) use their commercially reasonable Best Efforts to preserve intact the current business organization of such Target Company, keep available the services of the current officers, employees, and agents of such Target Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Target Company;

         (c) confer with Buyers concerning operational matters of a material nature; and

         (d) otherwise report periodically to Buyers concerning the status of the business, operations, and finances of such Target Company.

         5.3 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Target Company not to, without the prior consent of
Buyers:

         (a) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in SECTION 3.16 (Absence of Certain Changes and Events) is likely to occur;

         (b) acquire or commit to acquire any additional Entertainment Assets;

         (c) incur or commit to incur any indebtedness (other than trade payables incurred in the Ordinary Course of Business); or

         (d) repay any intercompany indebtedness owed by Pandora SARL or Pandora EURL to Sellers or their Affiliates.

         5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Target Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Target Company to, (a) cooperate with Buyers with respect to all filings that Buyers elect to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyers in obtaining all Consents identified in SCHEDULE 4.2.

         5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyers in writing if such Seller or any Target Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Target Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyers of the occurrence of any Breach of any covenant of Sellers in this SECTION 5 (Covenants of Sellers Prior to Closing Date) or of the occurrence of any event that may make the satisfaction of the conditions in SECTION 7 (Conditions Precedent to Buyers' Obligations to Close) impossible or unlikely.

         5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Sellers will cause all indebtedness owed to a Target Company by either Seller or any Related Person of either Seller (other than a Target Company) for goods or services provided by the applicable Target Company to such Seller or such Related Person to be paid in full prior to Closing.

         5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to SECTION 9 (Termination) and unless GET's Special Committee of Independent Directors determines in good faith that it is necessary to do so to comply with its fiduciary obligations to the stockholders of GET, Sellers will not, and will cause each Target Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Target Company, or any of the capital stock of any Target Company, or any merger, consolidation, business combination, or similar transaction involving any Target Company.

         5.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in SECTIONS 7 (Conditions Precedent to Buyers' Obligations to Close) and 8 (Conditions Precedent to Sellers' Obligations to Close) to be satisfied.

6.       COVENANTS OF BUYERS PRIOR TO CLOSING DATE.

         6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, each Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and
(ii) cooperate with Sellers in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyers to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 BEST EFFORTS. Except as set forth in the proviso to SECTION 6.1 (Approvals of Governmental Bodies), between the date of this Agreement and the Closing Date, each Buyer will use its Best Efforts to cause the conditions in SECTIONS 7 (Conditions Precedent to Buyers' Obligations to Close) and 8 (Conditions Precedent to Sellers' Obligations to Close) to be satisfied.

7. CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS TO CLOSE. Each Buyer's obligation to purchase the Securities and to take the other actions required to be taken by such Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and, except for those that are expressly made as of a specific date, must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         (b) Each of Sellers' representations and warranties in SECTIONS 3.3 (Capitalization), 3.4 (Financial Statements), 3.12 (No Material Adverse Change), and 3.24 (Disclosure) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2 SELLERS' PERFORMANCE. (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to SECTION 2.4 (Closing Obligations) must have been delivered, and each of the other covenants and obligations in SECTIONS 5.4 (Required Approvals) and 5.8 (Best Efforts) must have been performed and complied with in all respects.

         7.3 CONSENTS. Each of the Consents identified in Part 3.2(b) of the Disclosure Letter, except for such Consents listed in Paragraphs 1(e) and 1(f) of Part 3.2(b) of the Disclosure Letter, and each Consent identified in SCHEDULE 4.2, must have been obtained and must be in full force and effect.

         7.4 TV DEBT ASSIGNMENT. The applicable Sellers must have executed the TV Debt Assignment.

         7.5 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyers:

         (a) an opinion of Sherrard & Roe, PLC, dated the Closing Date, in the form of EXHIBIT 7.5(A);

         (b) such other documents as Buyers may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
SECTION 8.5(A), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this SECTION 7 (Conditions Precedent to Buyers' Obligations to Close), or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyers, or against any Person affiliated with Buyers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.7 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Securities, or (b) is entitled to all or any portion of the Purchase Price payable for the Securities.

         7.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyers or any Person affiliated with Buyers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         7.9 FAIRNESS OPINION. GET shall have received a fairness opinion from a nationally-recognized investment banker in form and substance satisfactory to GET's Special Committee of Independent Directors.

         7.10 EMPLOYEE EQUITY INCENTIVES. GET fully accelerates vesting of all stock options, restricted stock awards, and other equity incentives issued to David Pritchett or Terry Pefanis as of the Closing Date.

         7.11 INTERCOMPANY DEBT. Since December 31, 2000, no payments on any intercompany debt owed by Pandora EURL and Pandora SARL to GET and its Affiliates have been made. As of the Closing Date, all intercompany debt owed by the Target Companies to GET and its Affiliates (other than the Acquired Debt) shall be converted into equity and contributed to the paid-in capital of the respective Target Companies.

         7.12 PANDORA DEBT. As of the Closing Date, the balance of all non-trade indebtedness of Pandora EURL and Pandora SARL shall not exceed $19,318,256 plus interest accrued thereon from February 1, 2001 to the Closing Date and plus $1,300,000 if and when that certain Letter of Credit dated April 28, 2000, issued by Natexus Banque for the benefit of Pandora SARL is drawn upon in connection with the completion and delivery of "Crooked Earth" (the "PANDORA DEBT").

         7.13 TRANSFER OF SELLER EMPLOYEES. The applicable Sellers shall have transferred employment of those employees of such Sellers listed on Part 3.20(e) of the Disclosure Letter to the applicable Target Companies.

         7.14 CONTINUING EMPLOYEES. The persons set forth on Part 7.14 of the Disclosure Letter (the "CONTINUING EMPLOYEES") will be, at Closing, the only employees of the Target Companies.

         7.15 TARGET COMPANY ASSIGNMENTS AND ASSUMPTIONS. The applicable Sellers shall have assigned the Contracts listed on Part 7.15 of the Disclosure Letter to the applicable Target Company.

         7.16 ENDEAVOR. GET shall have paid (a) all amounts due, as of the Closing Date, under that certain Engagement Letter dated September 1, 2000, between GET and Endeavor ("ENDEAVOR"); and (b) the $8,333.34 product search fee due in March, 2001 .

         7.17 FILM PAYMENTS. GET shall have paid or caused to be paid all amounts set forth on SCHEDULE 2.5 Paragraph 1 in full.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS TO CLOSE. Sellers' obligation to sell the Securities and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 FAIRNESS OPINION. GET shall have received a fairness opinion from a nationally-recognized investment banker in form and substance satisfactory to GET's Special Committee of Independent Directors.

         8.2 ACCURACY OF REPRESENTATIONS. All of each Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.3 EACH BUYER'S PERFORMANCE. (a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyers must have delivered each of the documents required to be delivered by Buyers pursuant to SECTION 2.4 (Closing Obligations) and must have made the cash payments required to be made by Buyers pursuant to SECTION 2.4(B)(I).

         8.4 CONSENTS. Each of the Consents identified in Part 3.2(b) of the Disclosure Letter and each Consent identified on SCHEDULE 4.2 must have been obtained and must be in full force and effect.

         8.5 ADDITIONAL DOCUMENTS. Buyers must have caused the following documents to be delivered to Sellers:

         (a) an opinion of Haynes and Boone, LLP, dated the Closing Date, in the form of EXHIBIT 8.5(A); and

         (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
SECTION 7.5(A), (ii) evidencing the accuracy of any representation or warranty of Buyers, (iii) evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers, (ii) evidencing the satisfaction of any condition referred to in this SECTION 8 (Conditions Precedent to Sellers' Obligations to Close), or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.6 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Securities by Sellers to Buyers, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.7 TV DEBT ASSIGNMENT. PaperBoy shall have executed the TV Debt Assignment.

         8.8 NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect from the date of this Agreement until the Closing Date.

9.       TERMINATION.

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyers, on one hand, or Sellers, on the other hand, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by Buyers if any of the conditions in SECTION 7 (Conditions Precedent to Buyers' Obligations to Close) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in SECTION 8 (Conditions Precedent to Sellers' Obligations to Close) has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c) by mutual consent of Buyers and Sellers; or

         (d) by either Buyers, on one hand, or Sellers, on the other, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2001, or such later date as the parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each party's right of termination under
SECTION 9.1 (Termination Events) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
SECTION 9.1 (Termination Events), all further obligations of the parties under this Agreement will terminate, except that the obligations in SECTIONS 11.1 (Expenses) and 11.3 (Confidentiality) will survive;

provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; TAX MATTERS; CERTAIN COVENANTS.

         10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. (a) All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to SECTION 2.4(A)(VIII), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         (b) For purposes of this SECTION 10 (Indemnification; Tax Matters; Certain Covenants), each statement or other item of information set forth in the Disclosure Letter shall be deemed to be a representation and warranty made by the Sellers in this Agreement.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless each Buyer, the Target Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs and reasonable attorneys' fees incurred in defense or investigation of any such claim or in asserting any indemnification rights hereunder), whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or agreement with Buyers delivered by Sellers pursuant to this Agreement;

         (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
SECTION 2.4(A)(VIII) as having caused the condition specified in SECTION 7.1 (Accuracy of Representations) not to be satisfied;

         (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

         (d) (i) any and all Taxes with respect to the Target Companies for any taxable period ending (or deemed, pursuant to SECTION 10.10(B), to end) on or before the Closing Date, (ii) any and all Taxes allocated to GET and/or Creative pursuant to SECTION 10.10(C), (iii) any and all Taxes with respect to the operations of GET, Creative or any Affiliate, other than those operations conducted by the Target Companies and its Subsidiaries, (iv) any and all Taxes of any member of a consolidated, combined, or unitary group of which any of the Target Companies is or was a member arising under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations and including any liability for Taxes as transferee or successor or pursuant to any contractual obligation for any period that ends (or deemed pursuant to SECTION 10.10(B) to end) on or before the Closing Date, and (v) any liability for federal, state, local or foreign Taxes with respect to any gain realized by GET, Creative or their Affiliates (including, without limitation, the Target Companies) upon the sale of the Target Companies (including without limitation any income or gain resulting or deemed to result from the Section 338(h)(10) Election);

         (e) any product sold, licensed, or created by, or any services provided by, any Target Company prior to the Closing Date;

         (f) any matter disclosed in the following Parts of the Disclosure
Letter:

                  (i) Part 3.7 Paragraph 1 (7373 N. Scottsdale Rd),

                  (ii) Part 3.8(a) Paragraph 3 (Turner),

                  (iii) Part 3.10 Paragraph 14 (Endeavor) to the extent due or payable on or prior to the Closing Date, Paragraph 16 (DGA), Paragraph 19 (Pro-Sports) to the extent due or payable on or prior to the Closing Date, and Paragraph 20 (ACTRA) to the extent due or payable on or prior to the Closing Date,

                  (iv) Part 3.17(d) Paragraph 7 (Jastrow Car Payments) to the extent due and payable prior to the Closing Date, and

                  (v) Part 3.15(a) Paragraph 3 (Earth Girls).

         (g) any claim by Paul Stankowski or Bugle Boy Industries, Inc.;

         (h) any claim by Roscoe O. Hambric ("HAMBRIC") arising out of his relationship with GSM and GET, or any claims based on Hambric's actions or conduct (including any negligence);

         (i) any claim for commissions or other compensation brought by or through Dan Harrell;

         (j) any claim brought by International Management Group based on GSM's employment of David Yates;

         (k) with respect to the closing and relocation of Pandora EURL's Paris office: (i) all liabilities incurred on or prior to the Closing Date, and (ii) up to $100,000 of liabilities (other than employee severance and benefit obligations) incurred after the Closing Date;

         (l) all amounts (if any) payable within nine (9) months following the Closing Date under that certain Verbal Agreement disclosed in Schedule 2.15.2 of that certain Asset Purchase Agreement dated April, 1998 by and among Idea Entertainment, Inc., a Delaware corporation, Cornerstone Sports Group, Inc., a Delaware corporation, Cornerstone Sports Inc., a Texas corporation, and Hambric;

         (m) any claims against GET or any of its Affiliates (specifically including Films) (i) by The Walt Disney Company or any of its Affiliates arising on or since April 17, 2000, and (ii) by Commotion Pictures, Inc. or any of its Affiliates relating to the issue described in that certain letter to Hunt Lowry from Andrew Jameson of Commotion Pictures, dated January 5, 2001;

         (n) any claim by or through either Phil Mickelson or Steve Loy regarding any right of first refusal pertaining to the GSM Interests;

         (o) all claims by or in respect of any Target Company employee, other than the Continuing Employees, relating to employee termination or severance liabilities incurred on or prior to the Closing;

         (p) all development, production, and other liabilities incurred prior to the Closing Date in connection with "Donnie Darko:" and

         (q) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Target Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Notwithstanding anything to the contrary set forth herein, the Indemnified Persons shall not include any officers, directors or employees of any of the Target Companies who served at any time prior to the Closing Date.

Except for remedies based upon fraud and except for equitable remedies, the remedies provided in this SECTION 10.2 (Indemnification and Payment of Damages by Sellers) will be exclusive of any other remedies that may be available to Buyers or the other Indemnified Persons. Sellers' indemnification obligations hereunder shall be net of any insurance proceeds actually received by any Indemnified Persons.

         10.3 NO CONTRIBUTION. The Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Target Company in connection with any indemnification obligation or any other liability to which such Sellers may become subject under or in connection with this Agreement.

         10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS. Each Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement, (b) any Breach by Buyers of any covenant or obligation of Buyers in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.5 LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in SECTIONS 3.3 (Capitalization), 3.11 (Taxes), 3.13 (Employee Benefits), and 3.19 (Environmental Matters), unless on or before eighteen (18) months following the Closing Date, Buyers notify Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers. A claim with respect to SECTIONS 3.3 (Capitalization), 3.11 (Taxes), 3.13 (Employee Benefits), or 3.19 (Environmental Matters), or a claim for indemnification or reimbursement not based upon any representation or warranty (including indemnification claims under SECTION 10.2 (Indemnification and Payment of Damages by Sellers) or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time up to the applicable statute of limitations. If the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before eighteen (18) months following the Closing Date, Sellers notify Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. The aggregate liability of Sellers' pursuant to this Agreement shall not exceed, in any event, the Purchase Price; provided, however, that such limitation shall not apply to a claim with respect to SECTIONS 3.3 (Capitalization), 3.11 (Taxes), 3.13 (Employee Benefits), or 3.19 (Environmental Matters).

         10.6 BASKET-SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of SECTION 10.2 (Indemnification and Payment of Damages by Sellers) until the total of all Damages with respect to such matters exceeds $220,000 and then only for the amount by which such Damages exceed $220,000. However, this SECTION 10.6 (Basket-Sellers) will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

         10.7 BASKET-BUYERS. Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of
SECTION 10.4 (Indemnification and Payment of Damages by Buyers) until the total of all Damages with respect to such matters exceeds $220,000, and then only for the amount by which such Damages exceed $220,000. However, this SECTION 10.7 (Basket-Buyers) will not apply to any Breach of any of Buyers' representations and warranties of which Buyers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyers of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches.

         10.8 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS. (a) Promptly after receipt by an indemnified party under SECTION 10.2 (Indemnification and Payment of Damages by Sellers) or 10.4 (Indemnification and Payment of Damages by Buyers) of notice of (i) any Threatened claim that exceeds $220,000 individually or in the aggregate with all prior Damages then incurred by the indemnified party (a "CLAIM") or (ii) the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Claim or Proceeding; provided, however, that the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice; provided further that no notice to an indemnifying party shall be required for any Proceeding relating to a Claim for which notice has already been given pursuant to this SECTION 10.8 (Procedure for Indemnification--Third Party Claims).

         (b) If any Claim or Proceeding referred to in SECTION 10.8(A) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Claim or Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Claim or Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Claim or Proceeding and provide indemnification with respect to such Claim or Proceeding), to assume the defense of such Claim or Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Claim or Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this SECTION 10 (Indemnification; Remedies) for any fees of other counsel or any other expenses with respect to the defense of such Claim or Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Claim or Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim or Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary or other damages that are paid or otherwise satisfied in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Claim or Proceeding, the indemnified party shall defend such matter in good faith and shall not settle such matter without the indemnifying party's consent (which will not be unreasonably withheld or delayed).

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim or Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim or Proceeding, but the indemnifying party will not be bound by any determination of a Claim or Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.9 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.10 CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyers and Sellers for certain tax matters following the Closing Date:

         (a) Election Pursuant to Section 338(h)(10). At PaperBoy's election, GET and any appropriate Affiliate will join with PaperBoy in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding provisions under state, local or foreign law) (collectively, a "SECTION 338(H)(10) ELECTION") with respect to the acquisition of GPC, Pandora U.S., Oleander and Walk pursuant to this Agreement. In no event more than 120 days after the Closing Date, PaperBoy shall deliver to GET notice of its intention to file the
Section 338(h)(10) Election together with PaperBoy's calculation of (a) the Modified Aggregate Deemed Sales Price (b) the allocation thereof among the assets of GPC, Pandora U.S., Oleander and Walk in accordance with the principles of Treasury Regulation Section 1.338(h)(10)-1(f)(1)(ii) (the "DEEMED SALES PRICE ALLOCATION"). GET shall not unreasonably withhold its consent to such allocation. The term "MODIFIED AGGREGATE DEEMED SALES PRICE" shall mean an amount resulting from the Section 338(h)(10) Election, determined pursuant to Treasury Regulation Section 1.338(h)(10)-1(f) without regard to items described in Treasury Regulation Section 1.338(h)(10)-1(f)(4). PaperBoy shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. PaperBoy shall provide GET with copies of (A) any necessary corrections, amendments or supplements to Form 8023, (B) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (C) any comparable forms and attachments with respect to any applicable state, foreign or local elections included as part of the
Section 338(h)(10) Election. GET shall execute and deliver to PaperBoy within ten days of its receipt such documents and forms as are required to properly complete the Section 338(h)(10). GET and PaperBoy shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order for PaperBoy to (x) timely file the
Section 338(h)(10) Election and any other required statements or schedules (or any amendments or supplements thereto) and (y) compute the Modified Aggregate Deemed Sales Price and the Deemed Sales Price Allocation. In the event PaperBoy notifies GET of its intention to file the Section 338(h)(10) Election within 120 days of the Closing Date, GET and PaperBoy shall take no action which is inconsistent with the Section 338(h)(10) Election or its validity under the Code and the applicable Treasury Regulations. PaperBoy, the Target Companies, GET and their Affiliates will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         (b) Short Tax Year. Buyers, GET and Creative agree that if any of the Target Companies is permitted but not required under applicable foreign, state or local tax laws to treat the Closing Date as the last day of the taxable period, Buyers, GET, and Creative shall treat such day as the last day of a taxable period.

         (c) Allocations. Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Target Companies shall be apportioned between Sellers and Buyers for purposes of
SECTION 10.1(D) based on the portion of the period ending on the Closing Date and the portion of the period subsequent to the Closing Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date shall be made by means of a closing of the books and records of the Target Companies as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in the same proportion as the applicable exemption, allowance or deduction is allocated between the period ending on the Closing Date and the period after the Closing Date for federal income tax purposes.

         (d) Transfer Taxes, etc. Sellers will pay all state, county, or local sales, excise, value added, use, registration, stamp, or other transfer taxes and similar taxes, levies, charges or fees required to be paid on the transfer of any of the Securities or attributable to the Section 338(h)(10) Election. The parties will cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

         (e) Refunds. Sellers shall be entitled to any refunds or credits of Taxes for any time period prior to the Closing, except that Buyers shall be entitled to any Tax benefit up to approximately $634,000 attributable to Films for the periods prior to January 1, 2001.

         (f) Tax Period Ending on or Before the Closing Date. With the exception of the Tax Return for GSM, Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. To the extent that a position taken on any such Tax Return may affect the Tax liability of any Target Company for a taxable period ending after the Closing Date, such Tax Return shall report all items in a manner consistent with prior practice, unless otherwise agreed to by GET and Buyers, to the extent such reporting is allowable without risk of the imposition of penalties or additions to Tax as determined by GET in consultation with its Tax advisors. GET shall provide Buyers a copy of such proposed Tax Returns at least 20 days prior to the filing of such Tax returns, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to Buyers at least six days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to Buyers in such shorter period of time prior to filing as GET shall reasonably determine to be practicable. Buyer may provide comments to

GET, which comments shall be delivered within five days of receiving such copies from GET.

         (g) Tax Periods Beginning Before and Ending After the Closing Date. Buyers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target Companies for Tax periods which begin before the Closing Date and end after the Closing Date. With respect to any state or local Tax Return for taxable periods beginning before the Closing Date and ending after the Closing Date, Buyers shall cause the Target Companies to consult with GET concerning such Tax Return and to report all items with respect to the period ending on the Closing Date in a manner consistent with past practice, unless otherwise agreed by GET and Buyers to the extent such reporting is allowable without risk of the imposition of penalties or additions to Tax as determined by Buyers in consultation with its Tax advisors. The Target Companies shall provide GET a copy of their proposed Tax Returns at least twenty days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to GET at least six days prior to the filing of such Tax Return and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to GET in such shorter period of time prior to filing as Buyers shall reasonably determine to be practicable. GET may provide comments to the Target Companies, which comments shall be delivered within five days of receiving such copies from the Target Companies.

         (h)      Cooperation on Tax Matters.

                  (i) Buyers, the Target Companies and Sellers shall, as and to the extent reasonably requested by the other party, cooperate fully with, and make available to, each other such Tax data and other information relating to the Target Companies as may be reasonably required in connection with (a) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund,
         (b) any determination of any Tax attribute, or of any Tax liability, or
         (c) any audit, examination or other proceeding in respect of Taxes ("TAX DATA"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including (without limitation) to provide explanations and background information and to permit the copying of the books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("TAX DOCUMENTATION"). The Target Companies and Sellers agree (A) to retain the Tax Data and the Tax Documentation until the expiration of one year after the applicable statute of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of the applicable statute of limitations, the information shall be retained until there is a final determination thereof (and the time for any appeal has expired), and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Buyers and Sellers further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Buyers and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

                  (iv) GET and Creative shall have the right, at their own expense, to control any audit or examination by any Taxing Authority ("TAX AUDIT"), initiate any claim for refund, or contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all consolidated, combined or unitary Tax Returns for any taxable period ending on or before the Closing Date that include any of the Target Companies; provided, however, that GET or Creative, as the case may be, shall consult with Buyers with respect to the resolution of any issue that could affect Buyers or the Target Companies and provide to Buyers for their review all relevant documents regarding any such issue. Buyers shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency or other adjustment or proposed adjustment; provided, however, that Buyers shall consult with GET with respect to the resolution of any issue for which GET could be required to indemnify the Buyers Indemnitees pursuant to
         SECTION 10.1(D) hereof, provide to GET for its review all relevant documents regarding any such issue, provide GET with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof, take any position in respect of such issue that position is not binding on any of the Target Companies or any of its Affiliates for any post-Closing period and the issue is not recurring in nature, and not settle any such issue, or file any amended return relating to the adjustment as it relates to an issue the resolution of which would be binding on any of the Target Companies or any of its Affiliates for any post-Closing period or is in respect of an issue that is recurring in nature, the resolution of such issue shall be under the joint control of GET and Buyers. Each Party shall furnish the other Parties with its cooperation in a manner comparable to that described in SECTION 10.10 (Certain Tax Matters) to effect the purposes of this SECTION 10.10(H)(IV).

         (i) Tax Agreements. All Tax Agreements with respect to or involving any Target Company shall be terminated as of the Closing Date and, after the Closing Date, the Target Companies shall not be bound thereby or have any liability thereunder.

         10.11 GAYLORD DIGITAL, LLC. GET, on one hand, and Buyers, on the other hand, shall each pay or cause to be paid, when due, 50% of the annual payments and any other sums due to Aaron Baddeley in accordance with the terms of that certain Letter of Intent dated April 4, 2000, between Baddeley and Gaylord Digital, LLC ("DIGITAL") and GSM (the "BADDELEY AGREEMENT"). Buyers acknowledge that nothing herein shall be construed to adversely affect Digital's rights and benefits to which Digital may be entitled to under the terms of the Baddeley Agreement.

         10.12 MEDICAL REIMBURSEMENTS. Sellers shall pay and otherwise remain responsible for all medical and health related amounts (including, without limitation, all incurred-but-not-reported claims but only to the extent incurred prior to the Closing Date) due and payable to employees of the Target Companies up to and including the Closing Date.

 11.     GENERAL.

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, financial advisors, and accountants. Sellers will cause the Target Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers and Sellers mutually determine. Unless consented to by Buyers in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Target Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyers will consult with each other concerning the means by which the Target Companies' employees, customers, and suppliers and others having dealings with the Target Companies will be informed of the Contemplated Transactions, and Buyers, at their request, will have the right to be present for any such communication.

         11.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyers and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyers and the Target Companies to maintain in confidence, and not use to the detriment of another party or a Target Company any written, oral, or other information obtained in confidence from another party or a Target Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or to comply with Legal Requirements.

         If the Contemplated Transactions are not consummated, each party will return or destroy all of such information in whatever media it may exist.

         11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

                  Sellers:

                  Gaylord Entertainment Company or Gaylord Creative Group, Inc. One Opryland Drive
                  Nashville, TN 37214
                  Attn: President

                  with a copy to:

                  Sherrard & Roe, PLC
                  424 Church Street
                  Suite 2000
                  Nashville, TN 37219
                  Attn: Thomas J. Sherrard, Esq.
                  Fax: 615.742.4523

                  Buyers:

                  PaperBoy Productions, Inc. or Gaylord Sports, Inc. 9000 N. Broadway
                  Oklahoma City, OK 73114
                  Attn: Mr. David C. Story
                  Fax: 405.475.3969

                  with a copy to:

                  Haynes and Boone, LLP
                  901 Main Street
                  Suite 3100
                  Dallas, TX 75201
                  Attn: Wilson Chu, Esq.
                  Fax: 214.200.0588

         11.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Dallas, Dallas County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between The Oklahoma Publishing Company and GET dated February 7, 2001) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9 DISCLOSURE LETTER. (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that each Buyer may assign any of its rights (but not its obligations) under this Agreement to any Subsidiary of such Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware.

         11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.16 USE OF NAME. Buyers and GET hereby agree that Buyers and their Affiliates and GET and its Affiliates shall have the right to use the name "Gaylord," and neither Seller shall challenge either Buyer's, and vice versa, right to use such name.

         11.17 TURNER CLAIM. Buyers hereby agree and acknowledge that the applicable Target Company will assign to Creative, within a reasonable time after the Closing and upon terms mutually agreeable to Buyers and Sellers, all rights such Target Company may have against any third party with respect to the dispute disclosed on Part 3.8(a) Paragraph 3 of the Disclosure Letter, and that such assignment does not constitute a breach of any of the provisions hereof.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                               BUYERS:

                               PAPERBOY PRODUCTIONS, INC.

                               By:               /s/ E. K. Gaylord II
                                        -----------------------------------
                                        E. K. GAYLORD II, President


                               GAYLORD SPORTS, INC.


                               By:               /s/ E. K. Gaylord II
                                        -----------------------------------
                                        E. K. GAYLORD II, President



                               SELLERS:

                               GAYLORD ENTERTAINMENT
                               COMPANY



                               By:            /s/ Dennis J. Sullivan, Jr.
                                        ---------------------------------------
                                        DENNIS J. SULLIVAN, JR.,
                                        President and Chief Executive Officer


                               GAYLORD CREATIVE GROUP, INC.



                               By:               /s/ Carl Kornmeyer
                                        -----------------------------------
                                        CARL KORNMEYER, President



                SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT